NEWS RELEASE
Exhibit 99.1
For Immediate Release
Astronics Mourns the Passing of its
Board Chairman Kevin T. Keane
EAST AURORA, NY, June 11, 2019 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for global aerospace, defense, and other mission critical industries, announced today with great sorrow that Kevin T. Keane, a member of its Board of Directors for nearly 50 years and Board Chairman for 45 years, passed away on June 10, 2019 in Buffalo, NY.
Peter J. Gundermann, President and Chief Executive Officer, was appointed Chairman of the Board. He commented, “We are deeply saddened by this loss and our thoughts and prayers are with his family. Kevin played a pivotal role in the history of Astronics, joining soon after our founding. He worked tirelessly throughout his nearly five decades to transform Astronics and left a remarkable legacy that will benefit the Company well into the future. His extraordinary leadership, vision and enthusiasm will be deeply missed.”
Mr. Keane joined the Board and began his career with Astronics in 1970, and was named the Chairman in 1974. He served as the President and Chief Executive Officer of the Company from 1974 to 2002. He was actively involved in the community, serving on several boards and volunteering his time with numerous organizations.
ABOUT ASTRONICS CORPORATION
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics.
For more information on Astronics and its solutions, visit Astronics.com.
Company Contact     Investors Relations
David C. Burney      Deborah K. Pawlowski
Chief Financial Officer, Astronics Corporation  Kei Advisors LLC
david.burney@astronics.com    dpawlowski@keiadvisors.com
+1.716.805.1599     +1.716.843.3905

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